EXHIBIT 99.1

Gladstone Capital Corporation Announces Intent to Redeem All Outstanding Shares of Existing 6.00% Series 2024 Term Preferred Stock due 2024

MCLEAN, Va., Aug. 21, 2019 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) today announced that it plans to redeem all of its outstanding shares of its 6.00% Series 2024 Term Preferred Stock due 2024, par value $0.001 per share, liquidation preference $25.00 per share (“Series 2024 Term Preferred Stock”).  The Company intends to use borrowings under its credit facility to redeem all outstanding shares of its Series 2024 Term Preferred Stock.

A notice of redemption will be mailed to all registered holders of the Series 2024 Term Preferred Stock by Computershare, Inc., as the Redemption and Paying Agent, in accordance with the requirements of the Company’s Articles Supplementary of the Series 2024 Term Preferred Stock. The anticipated redemption date is October 2, 2019 at a redemption price of $25.004166 per share, which represents the liquidation preference per share, plus accrued and unpaid dividends through October 1, 2019 in the amount of $0.004166 per share. Such redemption price payment shall be made after the payment of the September dividend of $0.125 per share to the Series 2024 Term Preferred Stock holders of record on September 17, 2019.

This communication does not constitute a notice of redemption under the Articles Supplementary of the Series 2024 Term Preferred Stock, nor an offer to tender for, or purchase of, any shares of Series 2024 Term Preferred Stock or any other security.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations. Including distributions through today, the Company has paid 198 consecutive monthly or quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Forward-Looking Statements

This press release contains statements as to the Company’s intentions and expectations of the outcome of future events that are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These statements relate to the anticipated use of the Company’s credit facility to fund the redemption of its Series 2024 Term Preferred Stock. Completion of the transaction on the terms described above is subject to numerous conditions, many of which are beyond the control of the Company, and such transaction may not be completed on the terms described, or at all. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions “Forward-Looking Statements” and “Risk Factors” included in the Company’s filings with the Securities and Exchange Commission (accessible at www.sec.gov).

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